Exhibit 23.5

Consent of Independent Auditors

We consent to the use of our report dated May 29, 2015, with respect to the consolidated financial statements of RockPile Energy Services, LLC, which comprise the consolidated balance sheet as of January 31, 2015, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Denver, Colorado

January 15, 2018